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                                                                    EXHIBIT 11.1

                              DEPOTECH CORPORATION

                   COMPUTATION OF NET INCOME (LOSS) PER SHARE

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
                                                                                         THREE MONTHS ENDED
                                                 YEARS ENDED DECEMBER 31,                    MARCH 31,
                                          ---------------------------------------     ------------------------
                                             1993          1994          1995            1995         1996
                                          -----------   -----------   -----------     ----------   -----------
                                                                                            (UNAUDITED)
Net income (loss).......................  $(3,896,906)  $(8,561,487)  $(8,020,547)    $1,434,478   $(2,490,235)
                                          ===========   ===========   ===========     ===========  ============
Calculation of shares outstanding for
  computing net income (loss) per
  share:
  Weighted average common shares
     outstanding used in calculating net
     income (loss) per share in
     accordance with generally accepted
     accounting principles..............    1,308,562     1,422,478     4,005,468      1,531,262    11,320,501
  Common stock equivalents..............           --            --            --        775,716            --
Adjustments to reflect requirements of
  the SEC:
  Effects of SAB 83.....................      332,175       332,175       224,839        303,094            --
  Conversion of preferred
     stock -- weighted average shares...    3,348,595     5,018,525     4,487,243      5,982,991            --
                                          -----------   -----------   -----------     -----------  ------------
Shares used in computing net income
  (loss) per share......................    4,989,332     6,773,178     8,717,550      8,593,063    11,320,501
                                          ===========   ===========   ===========     ===========  ============
Net income (loss) per share.............  $     (0.78)  $     (1.26)  $     (0.92)    $     0.17   $     (0.22)
                                          ===========   ===========   ===========     ===========  ============
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